(UGI CORPORATION LOGO)     NEWS

Box 858 Valley Forge Pennsylvania 19482 (610-337-1000)


Contact:       610-337-1000                           For Immediate Release:
               Robert W. Krick, ext. 3645             April 26, 2006
               Brenda A. Blake, ext. 3202


UGI REPORTS SECOND QUARTER RESULTS, AFFIRMS GUIDANCE

VALLEY FORGE, Pa., April 26 - UGI Corporation (NYSE: UGI) today reported net income for the second quarter of fiscal 2006 ended March 31, 2006 of $104.0 million, or $0.98 per diluted share, compared to net income of $117.3 million, or $1.12 per diluted share, for the second quarter of fiscal 2005.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, "The benefits of our geographic and business diversification were evident once again in the recent quarter. Our domestic propane distribution, utility, energy marketing and generation businesses performed admirably despite experiencing exceptionally warm weather. However, our international propane distribution businesses benefited from colder than normal weather. Due to the favorable weather, Antargaz performed better than our expectations, albeit at a lower level of earnings compared to the prior year quarter, when Antargaz provided higher earnings due to higher than normal unit margins and a strengthening euro. Although we still face the challenge of mitigating the impact of high energy prices on our customers and our businesses, we continue to expect earnings of $1.55 to $1.60 per share for the full fiscal year."

UGI's domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed $25.8 million to income for the quarter, excluding the loss on the early extinguishment of debt of $4.6 million, compared to $27.0 million last year. Net income for the recent quarter, including the loss on the early extinguishment of debt, was $21.2 million. For the three months ended March 31, 2006, retail volumes sold declined to 341.4 million gallons from 378.8 million gallons sold in the prior-year period. Weather nationally was 12.1% warmer than normal during the recent quarter compared to weather that was 4.9% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration. Operating and administrative expenses increased during the quarter due to higher vehicle fuel costs, higher employee compensation and benefits expenses and increased bad debt expense partially offset by a favorable net adjustment in reserves for general insurance, litigation and medical claims, mainly reflecting an improvement in claims history. "Effective margin management and expense control could not overcome the effects of extremely warm winter weather and customer conservation," noted Greenberg.

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UGI REPORTS SECOND QUARTER RESULTS, AFFIRMS GUIDANCE                      PAGE 2


For the three months ended March 31, 2006, total operating income at Antargaz decreased to $74.0 from $96.0 million in the prior year quarter primarily due to lower total margin as a result of a stronger U.S. dollar and lower unit margins. Antargaz sold 125.4 million retail gallons of liquefied petroleum gases (LPG) in the 2006 period, virtually unchanged from the same period in 2005. Antargaz experienced higher than normal unit margins in 2005 that reflected a decline in LPG product costs coupled with a strengthening euro. Weather in France was approximately 7% colder than normal in the recent quarter compared to approximately 4% colder than normal in the 2005 quarter.

Flaga, UGI's Austrian-based LPG distributor sold 9.8 million retail gallons of LPG while experiencing weather that was 11.8% colder than normal compared to 9.9 million retail gallons and weather that was 3.2% colder than normal in the prior-year quarter. "During the quarter we completed the previously-announced transaction with Progas that not only increased our presence in Austria, but also created a platform for growth in central and eastern Europe by the formation of our joint venture. The joint venture has increased our presence in the Czech Republic and Slovakia, and provided us access to Hungary, Poland and Romania," continued Greenberg.

International Propane's net income decreased to $45.0 million from net income of $47.0 million in the prior-year quarter. Net income for International Propane in the prior-year quarter included an additional tax provision of $10.5 million to account for the intended repatriation of income of prior periods from Antargaz. During the quarter, the monthly average currency exchange rate was $1.20 per euro compared to $1.31 per euro in the prior year quarter.

Net income from the Gas Utility decreased to $21.5 million for the quarter ended March 31, 2006 compared to $26.7 million for the 2005 quarter on weather that was 13.0% warmer than normal versus weather that was 2.7% colder than normal in the prior year quarter. Operating income decreased to $39.9 million from $48.6 million as a result of weather-induced lower throughput and higher operating expenses offset partially by year-over-year customer growth. Operating expenses increased primarily due to increased environmental reserves, higher stock-based incentive compensation and higher low-income customer assistance expenses.

Net income from Electric Utility decreased to $1.5 million in the second fiscal quarter of 2006 from $3.9 million in the prior-year quarter primarily due to 4.9% lower kilowatt-hour sales as a result of warmer weather, increased purchased power costs and higher operating expenses. Weather in the Electric Utility service territory was approximately 9% warmer than normal in the recent quarter compared to approximately 7% colder than normal in the same quarter of 2005.

Energy Services' fiscal second quarter net income increased to $15.4 million from $8.3 million in the same period of fiscal 2005 primarily reflecting a $5.3 million after-tax gain on the sale of its 50% ownership in Hunlock Creek Energy Ventures in March 2006. Improved margins on lower commodity sales volumes and higher electric generation margins were offset partially by higher operating expenses. "As a result of the termination of our electric generation joint venture, we now own all of the 48 megawatt coal-fired generation capacity at our facility in northeastern Pennsylvania," concluded Greenberg.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.


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UGI REPORTS SECOND QUARTER RESULTS, AFFIRMS GUIDANCE                      PAGE 3


UGI will host its second quarter FY 2006 earnings conference call on Wednesday, April 26, 2006, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 3047237; (International replay 719-457-0820, passcode
3047237) through midnight, Friday April 28, 2006.

The financial table appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/2Q06FINANCIALTABLE.PDF.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI's Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.


C-07                                   ###                               4/26/06

                                 UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)

                                             Three Months Ended           Six Months Ended          Twelve Months Ended
                                                  March 31,                   March 31,                   March 31,
                                          ------------------------    ------------------------    ------------------------
                                             2006          2005          2006          2005          2006          2005
                                          ----------    ----------    ----------    ----------    ----------    ----------
Revenues:
      AmeriGas Propane                    $    718.2    $    698.3    $  1,348.4    $  1,254.5    $  2,057.2    $  1,882.5
      International Propane                    382.1         363.1         649.7         641.3         952.3         940.3
      Gas Utility                              296.2         255.9         516.0         417.1         684.0         584.7
      Electric Utility                          25.4          25.6          49.3          47.9          97.5          91.5
      Energy Services                          438.8         432.2         890.2         761.2       1,484.0       1,166.7
      Corporate & Other (a)                    (15.2)         12.6         (30.2)         28.1        (113.0)         58.8
                                          ----------    ----------    ----------    ----------    ----------    ----------
         Total revenues                   $  1,845.5    $  1,787.7    $  3,423.4    $  3,150.1    $  5,162.0    $  4,724.5
                                          ==========    ==========    ==========    ==========    ==========    ==========

Operating income:
      AmeriGas Propane                    $    116.3    $    117.9    $    191.0    $    176.5    $    182.6    $    159.7
      International Propane (b)                 76.5          99.0         110.1         176.4         127.5         201.4
      Gas Utility                               39.9          48.6          75.6          76.7          80.5          80.9
      Electric Utility                           3.3           7.2           9.8          11.9          19.5          21.5
      Energy Services                           26.1          14.0          34.3          20.1          51.7          37.4
      Corporate & Other (a)                      0.5           1.0           2.0           1.1           1.3           3.2
                                          ----------    ----------    ----------    ----------    ----------    ----------
         Total operating income                262.6         287.7         422.8         462.7         463.1         504.1

Income (loss) from equity investees             (0.6)         (0.6)         (1.2)         (1.3)         (2.5)         (2.6)
Loss on extinguishment of debt                 (18.5)           --         (18.5)           --         (52.1)
Interest expense:
      AmeriGas Propane                         (19.4)        (20.7)        (38.3)        (41.2)        (76.9)        (82.0)
      International Propane                     (5.7)         (8.0)        (13.8)        (16.5)        (28.8)        (32.2)
      Gas Utility                               (4.6)         (4.0)         (9.7)         (8.1)        (18.2)        (16.0)
      Electric Utility                          (0.8)         (0.5)         (1.3)         (1.0)         (2.0)         (2.0)
      Corporate & Other, net (a)                 0.1          (0.1)          0.1            --          (0.5)         (0.3)
                                          ----------    ----------    ----------    ----------    ----------    ----------
         Total interest expense                (30.4)        (33.3)        (63.0)        (66.8)       (126.4)       (132.5)

Income before income taxes and minority
   interests                                   213.1         253.8         340.1         394.6         282.1         369.0
Income tax expense                             (64.4)        (83.5)       (102.9)       (125.5)        (96.6)       (125.0)
Minority interests, principally in
   AmeriGas Partners                           (44.7)        (53.0)        (75.7)        (73.6)        (32.0)        (42.8)
                                          ----------    ----------    ----------    ----------    ----------    ----------
Net income                                $    104.0    $    117.3    $    161.5    $    195.5    $    153.5    $    201.2
                                          ==========    ==========    ==========    ==========    ==========    ==========

Earnings per share (c):
      Basic                               $     0.99    $     1.13    $     1.53    $     1.90    $     1.46    $     1.96
                                          ==========    ==========    ==========    ==========    ==========    ==========

      Diluted                             $     0.98    $     1.12    $     1.52    $     1.86    $     1.44    $     1.92
                                          ==========    ==========    ==========    ==========    ==========    ==========

Average common shares outstanding (c):
      Basic                                  105.365       103.582       105.261       103.162       104.932       102.642
                                          ==========    ==========    ==========    ==========    ==========    ==========

      Diluted                                106.401       105.086       106.472       105.128       106.783       104.634
                                          ==========    ==========    ==========    ==========    ==========    ==========

Supplemental information:
   Net income (loss):
      AmeriGas Propane (d)                $     21.2    $     27.0    $     36.1    $     37.4    $     16.3    $     23.1
      International Propane (b)                 45.0          47.0          59.9          94.2          65.1          99.8
      Gas Utility                               21.5          26.7          39.9          41.2          38.0          38.3
      Electric Utility                           1.5           3.9           5.0           6.4          10.1          11.6
      Energy Services                           15.4           8.3          20.3          11.9          30.1          22.1
      Corporate & Other (a)                     (0.6)          4.4           0.3           4.4          (6.1)          6.3
                                          ----------    ----------    ----------    ----------    ----------    ----------
         Total net income                 $    104.0    $    117.3    $    161.5    $    195.5    $    153.5    $    201.2
                                          ==========    ==========    ==========    ==========    ==========    ==========

(a) Corporate & Other includes the elimination of certain intercompany transactions.

(b) International Propane's operating income and net income for both the six and twelve month periods ended March 31, 2005 include $19.9 million and $14.9 million, respectively, associated with the beneficial effects of the resolution of certain non-income tax contingencies related principally to prior periods.

(c) Earnings per share and average common shares outstanding for all periods reflect the effects of the Company's 2-for-1 common stock split distributed May 24, 2005 to shareholders of record on May 17, 2005.

(d) Amounts are net of minority interests in AmeriGas Partners, L.P.